UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

THE MOSAIC COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Safe Harbor Statement

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed transaction, the terms and the effect of the proposed transaction, the nature and impact of the proposed transaction, capitalization of The Mosaic Holding Company (“Mosaic”) following completion of the proposed transaction, benefits of the proposed transaction; future strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of Mosaic’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the transaction may be delayed or may not occur; the expected timeline for completing the transaction; difficulties with realization of the benefits of the proposed transaction; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation and implementation of the U.S. Environmental Protection Agency’s numeric water quality standards for the discharge of nutrients into Florida lakes and streams; further developments in the lawsuit involving the federal wetlands permit for the extension of the Company’s South Fort Meade, Florida, mine into Hardee County, including orders, rulings, injunctions or other actions by the court or actions by the plaintiffs, the Army Corps of Engineers or others in relation to the lawsuit, or any actions the Company may identify and implement in an effort to mitigate the effects of the lawsuit; other difficulties or delays in receiving, or increased costs of, or revocation of, necessary governmental permits or approvals; the effectiveness of the Company’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida or the Gulf Coast of the United States, including potential hurricanes or excess rainfall; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental obligations, or Canadian resource taxes and royalties; accidents and other disruptions involving Mosaic’s operations, including brine inflows at its Esterhazy, Saskatchewan, potash mine and other potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in Mosaic’s reports filed with the Securities and Exchange Commission (“SEC”). Actual results may differ from those set forth in the forward-looking statements.

Additional Information

In connection with the proposed transaction, GNS II (U.S.) Corp. (“M Holdings”) will file with the SEC a Registration Statement on Form S-4 that will include a proxy statement of Mosaic that also constitutes a prospectus of M Holdings. Mosaic will deliver the final proxy statement/prospectus to its stockholders. Investors and holders of Mosaic securities are strongly encouraged to read the proxy statement/prospectus (and any other relevant documents filed with the SEC) when it becomes available because it will contain important information relating to the proposed transaction. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by Mosaic and M Holdings with the SEC, without charge, at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing Mosaic’s website at www.mosaicco.com under the tab “Investors”.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy securities, nor shall there be any sale of securities in any jurisdiction in which such solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Such an offer may be made solely by a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended. Accordingly, the proxy solicitation for the merger described in this communication has not commenced. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions.

Participants in this Transaction

Mosaic and M Holdings and their respective directors, executive officers and certain other members of management and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from Mosaic’s stockholders with respect to the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Mosaic stockholders in connection with the proposed transaction will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of Mosaic in its Annual Report on Form 10-K for the fiscal year ended May 31, 2010 filed with the SEC on July 23, 2010 and in its definitive proxy statement filed with the SEC on August 24, 2010. You can obtain free copies of these documents from Mosaic using the website information above. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement/prospectus and other material to be filed with the SEC in connection with the proposed transaction.

Event ID: 3672892

Culture: en-US

Event Name: Mosaic and Cargill Agree to Split-off and Orderly Distribution of Cargill Stake in Mosaic Conference Call

Event Date: 2011-01-18T22:00:00 UTC

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Notes:

Converted From Text Transcript

Event ID: 3672892

Culture: en-US

Event Name: Mosaic and Cargill Agree to Split-off and Orderly Distribution of Cargill Stake in Mosaic Conference Call

Event Date: 2011-01-18T22:00:00 UTC

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Notes:

Converted From Text Transcript

3672892

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P: Operator;;

C: Christine Battist;The Mosaic Company;Director, IR

C: Jim Prokopanko;The Mosaic Company;President and CEO

C: Larry Stranghoener;The Mosaic Company;EVP and CFO

C: Rich Mack;The Mosaic Company;EVP, General Counsel and Corporate Secretary

P: P.J. Juvekar;Citi;Analyst

P: Jeff Zekauskas;JPMorgan;Analyst

P: Ashish Gupta;CLSA;Analyst

P: Vincent Andrews;Morgan Stanley;Analyst

P: Mark Gulley;Soleil;Analyst

P: Fai Lee;RBC Capital Markets;Analyst

P: David Silver;BofA Merrill Lynch;Analyst

P: Edlain Rodriguez;Gleacher;Analyst

P: Horst Hueniken;Stifel Nicolaus;Analyst

P: Don Carson;Susquehanna Financial;Analyst

P: Lindsey Drucker Mann;Goldman Sachs;Analyst

******************************************************

+++ presentation

Operator: Good afternoon ladies and gentlemen, and welcome to a special conference call hosted by The Mosaic Company.

At this time all participants have been placed in a listen-only mode. The floor will be open for questions following today’s presentation.

Your host for today’s call is Christine Battist, Director, Investor Relations of The Mosaic Company. Please proceed Christine.

Christine Battist: Thank you all for joining us on short notice. With us today are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; and Rich Mack, Executive Vice President and General Counsel.

After my introductory comments, Jim, Larry and Rich will discuss Mosaic and Cargill’s agreement to split off and orderly distribute Cargill’s stake in Mosaic. They will discuss the reasons behind the decision, timing, and what this means for our shareholders and for Mosaic’s future.

The presentation slides we’re using during the call are available on our website at www.mosaicco.com. The call will be made available for replay on the Investor Relations section of the Mosaic website on Wednesday, January 19, 2011. There is also a special transaction website that can be navigated through our homepage.

We will be making forward-looking statements during this conference call, as summarized on slide two. These statements include, but are not limited to, statements about future financial and operating results. They are based upon management’s beliefs and expectations as of today’s date, January 18, 2011, and are subject to significant risks and uncertainties.

Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is included in our press release issued today and in our reports filed with the Securities and Exchange Commission.

Slide three summarizes important information related to the proxy statement and prospectus we will file with the SEC and that you should read.

This call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

Now I will turn the call over to Jim.

Jim Prokopanko: Thanks Christine for the introduction.

Good afternoon everyone, and thank you for joining us.

One of the most frequently asked questions that I receive is, what is Cargill planning to do with its investment in Mosaic? Well, today we have our answer. We’re announcing a very exciting and important transaction that sets us on a path to becoming a fully independent company. This transaction will give us more of a free hand to create long-term value for shareholders and increase our flexibility to pursue our strategic and financial goals.

As you read in our press release today, Mosaic and Cargill have agreed to a transaction that will result in the distribution of Cargill’s 64% stake — or 286 million share position — in Mosaic to Cargill shareholders and debt holders.

It’s a fairly complex transaction, and we will go through the details shortly. But let me first give you a quick overview of how we got here and how this benefits Mosaic and its shareholders.

Simply put, this transaction came about because of Cargill’s desire to satisfy a variety of business objectives. This includes maintaining its status as a private company while meeting the diversification and distribution needs of Charitable Trusts formed through the estate planning of Margaret A. Cargill, one of Cargill’s largest shareholders, who died in 2006.

In addition, Cargill saw the transaction as the way to enhance its credit profile and realign its compensation plans.

We understand that Cargill extensively evaluated a number of alternatives over the last few years to satisfy its objectives, and this transaction was viewed as the best way forward.

I want to emphasize that Cargill and the Mosaic management team remains optimistic about Mosaic’s future opportunities and ability to continue growing and creating value for shareholders.

Certainly for our part, when Cargill approached us about this transaction, we realized that, assuming the distribution could be done in an orderly manner, it would bring significant and potential benefits to Mosaic and our shareholders. So what are these benefits? — you’re asking.

First, this transaction will enhance Mosaic’s long-term strategic and financial flexibility by facilitating the exit of our majority shareholder. While it’s too early to talk about specifics, clearly we will have more flexibility in terms of how we think about capital, such as dividends, share buybacks, balance sheet structure; and also how we look at strategic initiatives to capitalize on the robust dynamics in the crop nutrient industry.

Second, the release of the shares will increase our liquidity and public float. By removing the Cargill overhang, we will satisfy the 50% public float criteria for potential future inclusion in the S&P 500 Index.

This transaction was designed to ensure an orderly distribution of the shares and to minimize disruption to the market. The number of Mosaic’s outstanding shares will remain unchanged, and this will not be dilutive to earnings per share.

Finally and very importantly, this transaction will not have any negative impact on our balance sheet or business operations. We will continue to operate our business as usual, leveraging Mosaic’s strong operational and financial position to return value to shareholders.

We have great opportunities in our marketplace, and with the free hand that this transaction will give us, we will be even better positioned to continue to capitalize on our unique competitive advantages and a very positive outlook for our industry.

Now I will turn the call over to Larry to discuss the transaction structure.

Larry Stranghoener: Thank you, Jim. As you all have figured out by now, this is a complicated transaction. The slides posted on our website will help you understand the various aspects of this deal. Please note that the share counts stated on this call are estimates and are subject to slight modification.

Cargill will distribute its 286 million share stake in three steps.

First, Mosaic will recapitalize its shares into three classes, including a high-vote share class to comply with tax rules.

Second, Cargill will then exchange 179 million Mosaic shares with the Charitable Trusts and other Cargill shareholders, and 107 million shares with Cargill debt holders.

Third we have planned for an orderly disposition of all 286 million shares to occur over the next several years, with up to 50 million shares held by the Charitable Trusts, and 107 million shares held by Cargill debt holders, distributed in the first 15 months after closing.

Now I will provide more detail on each step, starting with the recapitalization — on slide six. As you can see, all of Cargill’s Mosaic shares will be recapitalized into three new classes. The 179 million shares that will be distributed to Cargill shareholders represent at least an 80% voting stake in Mosaic. This is to comply with rules regarding tax-free split-offs. This voting stake applies solely to the election of Directors to our Board.

As already noted, Cargill’s remaining 107 million Mosaic shares are expected to be exchanged with Cargill’s debt holders.

The recap will result in three classes of stock —

115 million of Cargill’s 286 million shares will become common stock, identical to Mosaic’s current common stock in all respects.

60 million shares will be Class A restricted shares. These shares will have the same voting rights as common shares but will be subject to transferability restrictions and will not be publicly traded.

The remaining 111 million shares will be Class B restricted shares. This is the high-vote share class with 10 votes per share, again, solely for the election of Mosaic Directors. Otherwise, these have the same voting rights as common shares. These shares are also subject to transferability restrictions and will not be publicly traded. Note that a number of these shares will be concentrated in the hands of a few parties, who will be subject to certain governance rights and limitations, which Rich will describe later.

Finally, please note that Mosaic’s Board may call a special meeting of shareholders in the future to unwind the high-vote Class B shares into regular-vote shares.

It’s important to reiterate that the number of Mosaic shares outstanding will remain the same; the transaction is in no way dilutive to earnings per share; it will not alter fundamental valuation metrics; and there will be no change to the economic rights of common stock.

Turning to slide seven, this diagram represents the split-off step of the transaction.

As you can see, Cargill currently holds roughly 286 million of Mosaic’s 446 million shares outstanding.

As the left side of the slide shows, the 160 million Mosaic shares currently in the public markets are not affected by the split-off.

Looking to the right side of the slide, two things will happen with the 286 million shares to give effect to the split-off.

First, Cargill will conduct an exchange offer in which it will offer Cargill shareholders the right to exchange all or a portion of their Cargill shares for a total of 179 million Mosaic shares currently held by Cargill. Of those shares, 110 million are expected to be exchanged with the Charitable Trusts, and 69 million are expected to be exchanged with other Cargill shareholders.

Second, the remaining 107 million shares are expected to be exchanged with Cargill’s debt holders.

On slide eight, we have the last step, the orderly disposition of these shares into the public markets. These secondary offerings will be broken into two phases, the formation offerings, and the post-formation offerings. Let me briefly describe each.

In the formation offerings up to 157 million Mosaic shares are expected to be sold in the 15 months following the recapitalization and split-off. Cargill debt holders will sell the 107 million shares they received in the Cargill debt exchange, and the Charitable Trusts will sell 50 million of the Mosaic shares they acquired in their exchange with Cargill.

The first tranche of shares will be offered to the market in the initial formation offering. We expect this to be the largest of the formation offerings. This will occur at the closing of the split-off and is expected sometime in the second calendar quarter of this year.

The pertinent details of the initial formation offering are as follows. This deal is expected to consist of at least half of the 157 million shares. The Charitable Trusts are entitled to sell at least 7 million shares, with the remainder to be sold by Cargill debt holders. The initial formation offering is expected to bring Mosaic’s public float above 50% of its total shares outstanding, satisfying S&P’s public float criteria for potential inclusion in the S&P 500 index.

We expect a second formation offering to occur within six to nine months after the initial formation offering. In this offering, again the Charitable Trusts are entitled to sell at least 7 million shares, and Cargill debt holders are expected to sell any remaining shares of their original 107 million shares that were not sold in the initial formation offering. We expect this offering to be about half the size of the initial formation offering.

In the case that the Charitable Trusts have sold less than 50 million shares in the first two formation offerings, Mosaic may conduct up to two more underwritten secondary offerings within this 15-month formation period.

Turning now to the post-formation offerings, the remainder of Cargill’s shares not sold during the formation offerings will be made available in separate offerings two or more years after the closing. One-third of the remaining shares held by the Charitable Trusts and other Cargill shareholders, respectively, become transferable each year and are eligible to be sold in three equal annual installments on the 2.5 year anniversary of the close of the initial formation offering. These shares are subject to an up-to six month early release from the lock-up agreements only if the shares are sold in an organized registered offering.

Now I’m going to turn the call over to Rich, who will walk you through the path to closing, as well as certain corporate governance considerations that are part of the transaction agreements.

Rich?

Rich Mack: Thanks Larry, and thanks again to everyone for joining us on such short notice this afternoon.

Slide nine of the presentation summarizes key steps that get us from today to the closing, and concurrently, the initial formation offering.

As this transaction requires a vote of a majority of Mosaic’s minority, i.e., non-Cargill shareholders, we will be filing a proxy statement with the SEC in early February. Approximately one month after the proxy statement has been mailed to shareholders, Mosaic will call a special meeting of shareholders to seek approval.

Pending shareholder approval, the parties have 60 days to close the split-off and launch the initial debt exchange and initial formation offering. That 60-day deadline can be extended due to a blackout period or by mutual consent of the parties.

Given that timeline, we expect the closing and initial formation offering to take place in the second calendar quarter of 2011.

A second formation offering and any others, if needed, would occur after the expiration of the applicable lockup period and within 15 months after the closing of the initial formation offering.

On slide 10 you will see that Mosaic has entered into a governance agreement with the Charitable Trusts and a small number of Cargill shareholders who are expected to receive a 5% or greater ownership interest in Mosaic after the closing of the split-off. This agreement is intended to preserve the integrity of the transaction by providing for certain standstill, voting, and other restrictions, and affords considerable protection for Mosaic’s minority shareholders.

There are a few points that I would like to note regarding the recapitalization and how it will enhance corporate governance for our common stockholders without affecting their economic rights.

First, as has previously been noted, economic rights are the same across all share classes, regardless of voting rights.

Second, an important result of this transaction for our shareholders is that it facilitates the orderly exit of Cargill as a majority shareholder and creates a non-majority shares structure. To be clear, the Charitable Trusts are expected to have the largest voting percentage after the initial formation offering, but not a majority.

And third, after the closing of the transaction, Mosaic’s Board could consider submitting a proposal to a shareholder vote that would collapse the multiple share structure and converts the Class B shares into common shares.

With regard to our Board, there are no changes currently contemplated to its composition as a result of this transaction.

As is often the case with split-off transactions, Mosaic will be subject to agreements with Cargill, and in certain cases the Charitable Trusts, that will have to be factored into certain corporate initiatives for two years following the close of the split-off.

For instance, these agreements, generally relating to protecting the tax status of this transaction, will apply to Mosaic’s merger and acquisition activities. They do not, however, preclude us from pursuing external growth opportunities, nor do they necessarily preclude an acquisition of Mosaic. Mosaic is generally restricted from doing share repurchases from public shareholders for a period of two years, and our ability to issue new equity will be subject to a basket of approximately 40 million shares for the two-year period after the initial formation offering.

It is important to note that these agreements are quite complex and their application to future corporate initiatives will ultimately depend on the facts and circumstances at the time of consideration.

Further, use of Mosaic’s strong cash position and capacity to add leverage provide us with ample flexibility and are not constrained by these agreements. As such, we do not expect this transaction to restrict our operations or the execution of our business strategy during this time period.

As Jim stressed earlier, a fully independent Mosaic will enable growth and value creation opportunities by improving our long-term strategic and financial flexibility while enhancing our capital markets profile.

Slide 11 outlines the necessary approvals and other conditions associated with the transaction.

We’ve already received the approval of Mosaic’s Board of Directors, including a Special Committee comprised of fully independent directors. In addition, Cargill’s Board, as well as the Charitable Trusts, have given their approval. And as previously noted, the IRS issued a private letter ruling regarding the tax-free nature of this transaction.

The transaction is still pending approval by a majority of Mosaic’s minority shareholders, as well as other customary regulatory approvals. While not a legal requirement, it was important to Mosaic’s Special Committee that this transaction be approved by our minority shareholders.

Cargill does reserve the right to terminate our agreement at any time prior to the closing. If this were to happen, however, it would be obligated under certain cancellation conditions to pay a $200 million termination fee to Mosaic’s minority shareholders.

With that, I want to turn the call back over to Jim, who is going to speak more about the robust industry fundamentals and strong outlook for our business, that serve as a backdrop for a transaction that will position Mosaic for future growth, profitability and shareholder value creation.

Jim?

Jim Prokopanko: Thanks Rich. Now let me share more about Mosaic and our strategic priorities.

Mosaic is the world’s leading producer of potash and phosphate. There is no company better positioned than Mosaic to capture the growth in crop nutrient markets.

We’re executing well against our strategic plans, which I will share more about in a few minutes.

We have a rock-solid balance sheet, a large net cash position, and we are generating significant operating cash flow, which provides great flexibility and firepower.

And finally, we have an experienced and respected management team that knows our business well. I would not trade my team for any other in the industry.

These factors, against the backdrop of favorable agricultural market conditions, are compelling and is the reason why now is the optimal time to move ahead with this transaction.

Now let me recap Mosaic’s strategic priorities as summarized on slide 13.

Mosaic’s business is driven by strong long-term industry fundamentals. The world is not going to need less food. We have a clear strategy to capitalize on this growth opportunity.

First, in Potash we’re growing volume by pursuing brownfield expansion opportunities. We have significant reserves in Canada, and the economics of our projects are attractive. As we bring on new capacity, we expect the higher sales volume of our Potash business will contribute to our profitability and valuation. Our expansions will ensure we continue to be one of the premier potash companies in the world.

Second, in Phosphates we’re focusing on growing the value of our business. We’re one of the lowest-cost phosphate producers in the world and are proactively taking steps to maintain this competitive advantage. Due to our size, we can leverage our scale, as well as take advantage of our location on tidewater on the Gulf of Mexico.

Finally, our worldwide distribution footprint is unmatched. This expansive network is aligned with the North American production assets and provides us access to the largest global markets, often on a counter-seasonal basis.

To conclude, this is an important transaction and an exciting opportunity for Mosaic that will also benefit our shareholders. There is significant investor interest in our sector and in Mosaic, and we believe ample demand exists to expand our shareholder base.

Our vision is to be recognized as the world’s best crop nutrition company; and our existing business strategy and overall performance has put us on a clear path toward achieving that goal.

Further, we will all benefit from the long-term strategic and financial flexibility that as a fully independent company will enable us to capitalize on the dynamic crop nutrient environment in which we operate.

We have carefully structured this transaction to ensure that Cargill’s shares are distributed in an orderly fashion over several years. At the same time we will preserve the number of Mosaic shares outstanding, prevent against dilution, and create a non-majority share structure.

The orderly disposition will also increase Mosaic’s public float, which will increase the liquidity and therefore the attractiveness of our stock for potential new investors, while removing the complexities that come along with a majority shareholder.

In summary, this transaction gives us a freer hand to control our own destiny. It positions us to create new growth and value creation opportunities on the back of strong long-term agricultural fundamentals and our unique competitive advantages.

Now I would like to hand the call back to Christine.

Christine Battist: Thanks Jim. We’d now like to open the call to your questions. Please limit your questions to one per person with a brief follow-up so we can take questions from as many people as possible. You are welcome to rejoin the queue for another follow-up question.

As always, our investor relations team is available after this call to answer any questions that you may have. And in addition, I would repeat that there is a special transaction website that can be navigated through Mosaic’s homepage atwww.mosaicco.com.

Please open the phone line.

+++ q-and-a

Operator: (Operator Instructions) P.J. Juvekar, Citi.

P.J. Juvekar: Jim, you have $3 billion of cash on the balance sheet, and now under this new deal it looks like you cannot do much M&A or buy back stock for two years. Can you give special dividends or is there any restrictions on your ability to pay dividends?

Jim Prokopanko: Well, good afternoon P.J., and good question. I will take a little bit exception with what you described our limitations as.

There are certain limitations we’re facing with respect to equity-raising activities. We have, as you say, over $3 billion of cash on our balance sheet. We have considerable leverage capacity in terms of adding new debt. So we are not too terribly limited from the deals that we can do.

There are some conditions and limitations as far as special dividends and so on. And I’m going to let Rich Mack, our GC, General Counsel, speak to those specifically.

But we don’t feel particularly restricted in growth opportunities. I’ve spoken on other calls, we’ve got considerable in-house growth plans underway, spending $5 billion on our Potash business. We’re spending numbers of hundreds of millions of dollars a year on our Phosphate business.

So we’re — good opportunities in-house with brownfield expansions, good opportunities I think if the right M&A opportunity were to come forward.

Rich, why don’t you speak to some of the specific financial limitations.

Rich Mack: Sure. P.J., the only hard-wired restriction that we have in terms of special dividends is not to have any special dividends between now and the initial formation offering. There is nothing that would prohibit us or our Board from considering shareholder distribution policies, including the declaration of a special dividend at some point in the future.

Second, with respect to the M&A opportunities for us, this is a complex deal, obviously structured around some tax considerations, and it depends ultimately on the facts and circumstances that are then present. But I can assure you that there is flexibility for Mosaic to engage in attractive M&A activity that we might find in front of us in the future.

And then finally, we would contrast this to having the status quo, and that is, with a majority shareholder we believe that there is less strategic flexibility, especially on the M&A front. There may be less — ultimately over time there may be less inflexibility in terms of where we go in terms of our shareholder distribution policies.

So net/net we think this is a big positive for Mosaic going forward and for our shareholders.

P.J. Juvekar: Do you mean to say that Mosaic can be acquired by a third party during this 2.5 year period?

Jim Prokopanko: P.J., it’s — direct answer — yes. It’s possible for Mosaic to be acquired, just as it was possible for Mosaic to be acquired prior to the announcement.

However, potential acquisitions in this case are subject to certain limitations under the rules that have been established to maintain the tax-free status of the deal.

So there’s — if an offer were to come, our Board of Directors would have a responsibility to look at it, and there are certain conditions, and it depends on the circumstances at the time and the conditions of the offer.

Rich Mack: Right. And the only thing I guess I would add, Jim, is that there are various safe harbors that Mosaic would be able to engage in M&A activities, and in fact, yes, we do believe that is an opportunity for us going forward.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: Hi. Good evening. Jim, you started off by saying that Cargill had considered a number of alternatives and found that this was the best one. What were the other alternatives that were considered?

Jim Prokopanko: Good evening Jeff. Good to hear from you.

They did look at a number of alternatives. They didn’t share all those alternatives with us. And I’m not in a position to speak to that.

What they did do was, after having looked at a number of choices and alternatives, they selected this as the very best alternative for the shareholders. And our role in it — and this has been a deal going on or under contemplation for some while — Mosaic participated in a way to ensure that minority shareholders were fully considered and at the table as this was structured.

Jeff Zekauskas: And then lastly, in the sale of shares to the public, will there be any high-voting shares that are sold? Or there are no high-voting shares that are sold?

Rich Mack: No, Jeff, there will be no high-vote shares sold to the public. Those would have to be converted into common shares before they could be sold to the public.

Jeff Zekauskas: Right. And when can the — when is the soonest time that the voting structure can be collapsed?

Jim Prokopanko: There is not a specific time frame. It’s something that our Board can consider at a point, at a future date. I would note that there is a precedent transaction where this collapse was accomplished within 2.5 months.

Jeff Zekauskas: Thank you very much.

Operator: Mark Connelly, CLSA.

Ashish Gupta: Hi. Good evening. This is Ashish Gupta for Mark.

I guess just to follow up on the question on a sale of the company, you had said that there is (technical difficulty) certain conditions where a sale could be (technical difficulty) that wouldn’t cause you to compromise the tax-free status of the transaction. Can you just provide any incremental detail on the time frame, if there is any specific part to the time aspect to it, or if it is just — or talk us through some of the other aspects that would make it available to do so.

Jim Prokopanko: I will ask Rich Mack to specifically address that.

Rich Mack: Sure. The consideration generally boils down to whether or not a transaction was considered part of a plan in connection with the transaction that we’re engaging in right now. And so one of the things that would be relevant in the future would be whether or not there had been any discussions, for example, or whether or not a transaction had been contemplated at the time of the closing of our current transaction.

In the future if there are opportunities that come in front of us and if obviously we have not engaged in any significant dialogue with whoever that counterparty is, the tax rules would provide that it certainly is possible to consummate such a transaction. And typically what you would do is you would get an opinion of counsel that would basically declare that the transaction would not in any way interfere with the tax ruling that has been given on this transaction.

Ashish Gupta: Great, thanks very much.

Operator: Vincent Andrews, Morgan Stanley.

Vincent Andrews: Thank you, and good afternoon everyone. Just a couple of quick clarifying questions if I could. The first is — and I’m not — I don’t have the slides in front of me, but my read from everything you said was that there is a good likelihood that ultimately all of Mosaic’s shares will be equal common shares at some point in the future. Is that correct?

Jim Prokopanko: Vincent, good evening. Yes, that’s correct.

Vincent Andrews: Okay. The second clarifying question is just the length of the time, the 15-month period, that number, that 15 months, is that solely a function of desire to do this in what is perceived to be an orderly fashion? Or is it possible that if interest was great sooner, that the whole thing could be completed prior to the 15 months?

Jim Prokopanko: Yes, Vincent, that is a good question, and we would love to get the whole amount of the formation offering shares, the 157 million shares, done sooner rather than later, and so it is conceivable they could all be done much earlier than the full 15 months.

Vincent Andrews: And conversely, is it possible this could all take longer than 15 months? Or is there a — is 15 months the drop-dead date?

Jim Prokopanko: The 157 million shares need to be sold in the 15 months.

Vincent Andrews: Okay. Last question, and then I’ll get back in the queue. Are you considering at all listing in Canada, given that there is a tremendous amount of investor interest in the overall space up there, as a function of making this more orderly?

Jim Prokopanko: A good question, Vincent. We have on occasion — on a couple of occasions — considered a TSX listing. And we are not contemplating or moving forward on that as a result of this transaction. It’s a matter that we continue to assess.

Vincent Andrews: Okay. Thank you very much for all the answers. I will get back in the queue.

Operator: Mark Gulley, Soleil.

Mark Gulley: I had a corporate governance question and a follow-up. With respect to the Board of Directors, I think you note that it will not be changed immediately. I don’t have the Board of Directors list in front of me. Perhaps you can discuss what percent is represented by Cargill people and what would be your intention, given the fact that you intend to be a fully public traded company, what would be your intentions with respect to Board of Director composition going forward?

Jim Prokopanko: Okay, Mark, good question. The Board is now — we have 12 members on it, two of which are acting Cargill executives, and I think you’re aware that two other Board members - our Non-executive Chairman Bob Lumpkins — is the retired and been retired now I think approximately five — six years from Cargill, and myself, who has been away from Cargill, retired and left Cargill just over four years ago, 4.5 years ago.

So we have two — I’ll call it two Cargill executives, both members of the Cargill Board of Directors. And they are — were elected last October at our annual general meeting. And our Board members are elected for three years.

This transaction — as a result of this transaction, we’re not taking any special actions as regard that Board membership. As the transaction proceeds, we continue to assess, and we do it on an annual basis, assess Directors and look for the right makeup. So nothing we can state now in terms of the Board makeup going forward.

Mark Gulley: Okay. And as my follow-up — I know you can’t be very specific, Jim, but you talked about the fact that this gives you more flexibility going forward. What kind of opportunities strategically — or perhaps you’re constrained, given the ownership structure, and those constraints are supposedly thrown away here with these changes. Can you kind of generally characterize the kind of opportunities there?

Jim Prokopanko: Yes, I would be glad to. And these constraints come through having a majority shareholder. And first I would say that Cargill has been an outstanding majority shareholder, and I mean that, the reasons being that they have been supportive, encouraging — and as CEO — stayed out of our business and let us run the business as management. So we have had a good relationship with the Cargill company.

However, we’re both organizations that are growing rapidly, and you can only anticipate that there could be difficulties going forward with a majority shareholder. And I would only provide some hypotheticals, and there’s nothing that they have done that has precluded us from taking any actions that we thought were right for the company.

For example, shareholder distributions — they have a variety of circumstances that they may prefer one type of shareholder distribution over the other. They may in the case of an M&A opportunity that required consolidation of the companies, they might hypothetically not wanted to be diluted below 50% ownership.

And it’s — so those kind of things that we believe are going to give us this added financial and strategic flexibility.

I would ask, Larry, do you want to add to that?

Larry Stranghoener: Yes, I would add just one other comment to that. Note that in any acquisition that we would contemplate, as a controlling shareholder, as our parent company in effect, Cargill would be a party to the regulatory filings so long as they maintain their controlling shareholding stake, and then that goes away of course as part of this transaction.

Jim Prokopanko: And I would add one final thing, it would give us more time when we have our meetings with investors to talk about our business and the opportunities and not have to dance around what are the plans for Cargill with Mosaic’s investment.

All right Mark?

Mark Gulley: Yes, thank you very much. I appreciate the answers.

Christine Battist: Let’s move to the next question.

Operator: Fai Lee, RBC Capital Markets.

Fai Lee: Thank you. I’m just wondering, Jim, with respect to the formation offering, the second formation offerings and I guess the post-formation offerings, is there any optionality with respect to the Cargill debt holders not to offer up their shares, or the existing shareholder — Cargill shareholders taking Mosaic shares, because they may have a low cost base and they may not want to sell their shares and pay the taxes on those?

Jim Prokopanko: I’m going to ask Rich Mack to answer that. He’s got a precise answer.

Rich Mack: I think the simple answer is — to your question is, no, there is no optionality with respect to the debt holders participating in the initial formation offering or the second formation offering.

Fai Lee: Okay. What about the other Cargill shareholders? I guess even the Charitable Trusts, I guess?

Rich Mack: The Charitable Trusts, as Larry noted, will look to participate up to 49.5 million shares during the formation offerings during the first 15 months, and again, they will have signed up to participate in that. They have a strong interest, obviously being a nonprofit organization, in gaining liquidity, and therefore we do not believe that there is any optionality.

Larry Stranghoener: I would just add — it is Larry — that the remaining Cargill shareholders who exchange may or may not choose to sell their Mosaic shares. So we — in the outline we have provided — assume they will in the post-formation offerings, but there is no requirement that they do so.

Fai Lee: And on the post-formation offerings you also have some shares from the Charitable Trusts. Is that — does that statement also apply to the Charitable Trusts?

Larry Stranghoener: The charitable trust, as Rich just said, is highly motivated to gain liquidity. They don’t exist to invest in Mosaic shares. They exist to give money away to good causes, and so they — we know — are highly motivated to sell all of the shares they receive.

Fai Lee: Okay, thank you.

Operator: David Silver, BofA Merrill Lynch.

David Silver: Hi. Thanks a lot. I had a couple of questions here. So I guess the first thing I would say is regarding the overhang comment that Jim mentioned and I guess one of the earlier questioners had. I’m pretty familiar with the idea that as part of a spinoff there is no ability to do a share buyback of public shares for two years, but is there anything different about either the structure or the holders, the Charitable Trusts, for instance, that would allow Mosaic, with a cash-rich balance sheet, to participate as a buyer in the formation offerings? Or is that prohibited?

Jim Prokopanko: David, you are very perceptive. In fact, if we wanted to buy back shares from the trust, up to their 49.5 million shares that they intend and have the right to sell in the formation offerings, we could in fact do that. That is the one opportunity we would have to buy back shares.

David Silver: Okay. Thanks for that clarification. Now I have a question for Rich. You know, Cargill — the company — has opted to do a two-step structure here rather than I guess sell the shares directly. And I’m assuming that there are significant tax benefits for them, dating back from the early days when there might be a very low cost basis on these shares. Can you talk about or can I assume that there are no changes to the tax status, or might there actually be a tax benefit to Mosaic from the ability to write up — one time to write up the value as the capital structure of the company changes? In other words, does the multi-step exchange structure that Cargill has chosen, does it provide any benefits or detriments tax-wise to Mosaic?

Rich Mack: David, the answer is no. We don’t believe that — it’s effectively neutral from a Mosaic perspective and neutral from a Mosaic shareholder perspective.

Christine Battist: All right, operator, let’s move to the next question.

Operator: Edlain Rodriguez, Gleacher & Company.

Edlain Rodriguez: Thank you. Good afternoon. Just one quick question — you talk about the break-off fee and so forth. Under what circumstances can Cargill terminate this deal?

Rich Mack: Cargill has the ability, the optionality, to terminate the deal basically in its discretion between now and the closing date. And if it does elect to exercise that discretion, that is when the $200 million payment to Mosaic’s minority shareholders would be made.

Cargill has negotiated a couple of exceptions to that general rule, and the way I would describe them, as a material market event, and that I will just generally describe — and we will be providing more information in our proxy statement. But if there is a significant dislocation in the US capital markets, for example, such that we are in a very different marketplace when they made that exercise compared to where we’re at today, that would be one example where Cargill would not be obligated to make the payment of the termination fee.

Edlain Rodriguez: Okay, thank you.

Operator: Horst Hueniken, Stifel Nicolaus.

Horst Hueniken: Good evening. You mentioned that there is no impact on earnings per share, but you are effectively splitting up, and I’m wondering whether there is any change to the accounting or elimination of payments between the two companies?

Larry Stranghoener: First — it’s Larry — I’m not sure what your reference to splitting up is, but there is no change to the total number of shares outstanding. What will be happening is that the shares that Cargill currently owns will be distributed, and in that series of transactions the share count will remain the same. There will be no dilution to earnings [per] share. There truly will be no impact on our operations. There will be no impact on any valuation metrics. There will be no impact to the great majority of our employees and our customers as we go forward.

Jim Prokopanko: I will just add, I think I heard a question about transactions between the two companies. The transactions that have been going on — and Cargill is a good customer of Mosaic’s — and they’ve — and we’ve had a Special Committee that’s reviewed the independence of those transactions and the — ensuring that they were at arm’s length market rates.

They’ll continue as a customer, and they will — we’ll sell them product, invoice them, they will pay us, as they have in the past, at market pricing.

Horst Hueniken: That’s what I needed. Thank you.

Operator: Don Carson, Susquehanna Financial.

Don Carson: Yes, I wanted to go back to the issue of how this affects a potential acquisition of Mosaic. You mentioned that if you’ve had a dialogue with anyone, then that could impact a transaction or it would change the tax-free nature of this reorganization. What is the time frame in which you’ve had an acquisition? Is it within the last two years of contemplating this transaction?

And I guess overall it strikes me that this — today’s reorganization means it would take longer for a potential acquirer of Mosaic than it say might have taken yesterday, if they could’ve agreed to buy a Cargill stake?

Jim Prokopanko: I’ll answer your second question first, will this extend the time?

Well, I suppose, if it dealt with — if they were going to buy the Cargill stake. I guess that is one party they had to talk to. If they were to come after Mosaic post-transaction, you’d go through the normal steps, and conceivably it could take a little while longer. But it is just going to be like a conventional acquisition at that point in time.

I will let Rich answer your first question, Don. And good to hear from you, Don.

Rich Mack: Hi Don. Yes, the tax rules are quite complex on this issue, but I think it’s safe to say you’re correct, there is a look-back period under certain rules that go back 24 months, and that would be something that would be relevant in terms of how we analyze acquisition opportunities in the future.

Don Carson: And what exactly do you mean by dialogue? Is it just — was it an extensive dialogue and discussions? Or somebody just approached you to gauge your interest in selling or to gauge Cargill’s interest in selling. Does that qualify as a dialogue?

Rich Mack: Yes, I will leave it to the tax experts, but I will say that it takes much more than just a simple discussion.

Don Carson: Okay, thank you.

Operator: Lindsey Drucker Mann, Goldman Sachs.

Lindsey Drucker Mann: I had a couple of quick questions. First of all — and I apologize if I missed this — but what would be the quickest that you would be able to be included in the S&P 500 if that approval went through?

Jim Prokopanko: That is a matter for the inclusion committee of the S&P Group. I think we would be able to — one of the key hurdles is having a 50% public float, and that would happen as soon as — Rich?

Rich Mack: After the initial formation offering.

Jim Prokopanko: Which would be approximately —?

Rich Mack: In the second calendar quarter of this year.

Lindsey Drucker Mann: Okay. Then second question, just elaborating on David Silver’s remark earlier, can you just go into a bit more detail on how the purchase of shares from the trusts in the initial formation offering would work and how many shares and how you would go about negotiating price?

Rich Mack: Lindsey, I think that again I’d stress that the trust is very motivated to sell their 49.5 million shares in this first 15-month period. I think it’s in our best interest to ensure they can do that as expeditiously as possible.

Should the circumstances arise whereby there are some remaining shares leftover after the first formation offering or perhaps after the first two formation offerings and we determine it is in the best interest of all of our shareholders to buy back those shares — and that would be based upon our economic assessment of the value of those shares and the trusts’ assessment of the value of our offer — we would come to a deal, and it would be a negotiated transaction. And again, we would not do it if it were not in the best interest of all of our shareholders.

Lindsey Drucker Mann: Okay. Thank you very much.

Operator: Jeff Zekauskas, JPMorgan.

Jeff Zekauskas: Thanks. Just a quick follow-up. Why is the transaction subject to the approval of the majority of Mosaic’s minority shareholders?

Larry Stranghoener: Jeff, this is something — it is a complex transaction. It takes a while to digest. Obviously there’s been a lot of interest over the years in terms of what is Cargill ultimately going to do with Mosaic shares. As Jim noted, we have been structured and operated as independently as you can as a controlled public company for six years, and it has been very important from the outset of discussions relating to this transaction to our Special Committee that the transaction be approved by the minority shareholders.

It’s not a legal obligation. It is solely the requirement that has been imposed by our special committee.

Jeff Zekauskas: And should the minority shareholders say no, is there a plan B?

Rich Mack: Well, we think that the benefits to this transaction are so compelling, it’s hard for us to envision a situation where our minority shareholders do say no.

In terms of the transaction documents, effectively we would revert back to the status quo. And if you are a shareholder of Mosaic today and if you’ve had concerns about Cargill as a majority shareholder and with an overhang, this is an orderly and methodical and well thought out process effectively to eliminate that. And we obviously believe this will receive significant support from our minority shareholders.

Jeff Zekauskas: Okay, thank you very much.

Operator: David Silver, BofA Merrill Lynch.

David Silver: I guess I was just going to ask one other question regarding any limitations or any kind of restrictions on your ability to do certain transactions. So for an instance, in the last year or two you’ve sold a major asset to Vale and you’ve also entered a private joint venture with them. Are both of these transactions, are you capable of doing them after this exchange is underway? Would those types of transactions still be viable with this deal underway?

Jim Prokopanko: Yes, David, absolutely we would be able to continue with that, both those sales and those kinds of acquisitions. You are referring to the Peruvian Miski Mayo - joint venture.

And where the limitation comes in is in terms of the issuance of new equity. Again, we have plenty of cash and we have plenty of debt capacity, so at this point we don’t see equity raising as a potential.

Rich, do you want to add?

Rich Mack: And David, I would just add, those obviously were completely separate and independent transactions that really had absolutely nothing to do with this deal involving Cargill.

David Silver: Okay. And I would just like to thank Rich and Larry. I thought they did an excellent job explaining a multi-layered and inherently complex transaction. And also the slides were very useful. Thanks a lot.

Larry Stranghoener: Thank you.

Operator: Mark Gulley, Soleil.

Mark Gulley: Yes Larry, I had a timeline question. Given everything we’ve just talked about today, and it is complex, what is the earliest time that you would be able to do something with the substantial cash hoard that sits on the balance sheet?

Larry Stranghoener: The earliest time we could do something with cash? Well, if we saw a deal out there we liked tomorrow, we could do a deal with cash. And so there are no restrictions on our use of cash.

There are restrictions on special dividends, as Rich noted earlier, between now and the closing of the first transaction, but none after that.

Mark Gulley: Got it. Okay, thanks.

Jim Prokopanko: Okay. With that we will conclude our Q&A session today. The demand for nutrients to produce more food will inevitably expand. The world is not getting less hungry.

With our balanced portfolio and strong competitive position, Mosaic is well situated to serve our customers for years to come.

This is an exciting time at Mosaic, and we believe this important transaction will bring a number of benefits and create further long-term value for our shareholders.

Thank you, and have a safe evening.

Operator: Thank you for joining us today. Please log off the call now.